Exhibit 10.3

AGREEMENT

This Agreement (“Agreement”) is made as of the last date set forth opposite any signature hereto between ARLENE MEIER (“Executive”), N53 W34378 Road Q, Okauchee, Wisconsin 53069, and KOHL’S DEPARTMENT STORES, INC. and KOHL’S CORPORATION (collectively, the Company”).

BACKGROUND

Executive and Company entered into an Employment Agreement dated as of November 15, 2000, as amended on January 31, 2004 (the “Employment Agreement”) whereby Company agreed to employ Executive as Chief Operating Officer, and Executive agreed to be employed by Company for a continuous three (3) year term;

Executive is a member of the Board of Directors of the Company (the “Directorship”);

Executive has expressed her desire to retire from her management positions with Company and from her Directorship. Both parties now desire to terminate the Employment Agreement and provide for an orderly separation;

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, the sufficiency of which is hereby acknowledged, the parties agree as follows:

AGREEMENT

1. RETIREMENT.

Notwithstanding any provision in the Employment Agreement, the date of Executive’s retirement as an employee of the Company shall be September 1, 2006 (the “Retirement Date”). The date of Executive’s retirement from the Company’s Board of Directors shall be February 28, 2007. Executive hereby resigns from all management positions Executive held with Company and its affiliates, effective on the Retirement Date. Executive hereby resigns from her Directorship, effective on February 28, 2007. Company hereby accepts these resignations.

Subject to and conditional upon Executive executing this Agreement and not revoking her acceptance hereof within the timeframes specified below, the Employment Agreement is hereby terminated, cancelled, null and void and of no further force and effect, and the rights, duties and obligations of the parties shall be governed solely by this Agreement.

2. BENEFITS TO EXECUTIVE.

Subject to and conditional upon Executive executing this Agreement and not revoking her acceptance hereof within the timeframes specified below, Company agrees to provide Executive with the following benefits:

A.	Income Payments. On March 15, 2007, Company shall pay Executive one lump sum payment in the gross amount of Eight Hundred Eighty Thousand Dollars ($880,000) (the “Income Payment”). The Income Payment shall be subject to applicable federal, state and local withholding or charges which Company is required to deduct under applicable law, and as Executive has elected. Executive shall be entitled to no additional compensation for any other time, including vacation time.

B.	Long-Term Compensation Plans. The Retirement Date shall be Executive’s last day of employment for purposes of vesting of stock options granted under the Company’s Long-Term Incentive Plans. All of Executive’s outstanding option grants shall cease to vest after the Retirement Date. For a period of one year following the Retirement Date, Executive shall retain the right to exercise all non-expired stock options in which Executive is vested as of the Retirement Date. All of Executive’s stock options shall be terminated, cancelled, null, void and of no further force and effect upon the one-year anniversary of the Retirement Date. Company shall award no additional stock options to Executive on or after Retirement Date.

C.

Savings Plan. Company maintains the Kohl’s Savings Plan (the 401(k) Plan) for the benefit of eligible associates. The 401(k) Plan is composed of two (2) accounts for each eligible associate: (i) a savings account to which eligible associates are permitted to make voluntary contributions which are matched by

Company as provided in the 401(k) Plan; and (ii) a retirement account to which Company makes contributions to eligible associates. In the event Executive has an interest in Company’s 401(k) Plan, Executive’s interest is subject to the terms and conditions of the 401(k) Plan in effect from time to time. Executive authorizes Company to discontinue Executive’s voluntary contributions to Executive’s savings account in the 401(k) Plan, effective as of Retirement Date and Company shall make no additional matching contributions to Executive’s savings account in the 401(k) Plan effective on or after Retirement Date. Executive understands that Company shall make no distribution from Executive’s 401(k) Plan savings account on or prior to the Retirement Date. For purposes of Executive’s 401(k) Plan retirement account and matching contributions to Executive’s savings account, Company shall credit Executive with employment service commencing on the date Executive was hired by Company and ending on the Retirement Date in accordance with the 401(k) Plan terms and conditions.

D.	Deferred Compensation. In the event Executive has an interest in Company’s Deferred Compensation Plan (“Deferred Compensation Plan”), Executive’s interest is subject to the terms contained in the Deferred Compensation Plan.

E.	Medical Insurance. Company shall continue to provide Executive and Executive’s Eligible Dependents with health insurance and a supplemental executive medical plan with coverage for Executive and Executive’s Eligible Dependants (as defined in such insurance and medical plans), substantially the same as that covering the Executive and Executive’s Eligible Dependants as of the date of this Agreement (collectively the “Health Insurance Benefits”). In the event of Executive’s death, the Health Insurance Benefits shall continue to be provided to Executive’s Eligible Dependants, in each case for as long as each individual would have continued to qualify as an “Eligible Dependant” under the terms of the applicable insurance and medical plans had Executive been living, provided:

(1)	the Health Insurance Benefits are reasonably available to the Company with respect to Executive and Executive’s Eligible Dependants, as the case may be; and

(2)	from and after the Retirement Date, Executive or Executive’s Eligible Dependants, as the case may be, shall reimburse the Company for all premiums paid for Executive’s retiree Health Insurance Benefits, as determined by the Company in good faith from time to time. The Company shall provide Executive a quarterly invoice for such reimbursement, and amounts due hereunder may be withheld from other amounts payable to Executive; and

(3)	Executive and Executive’s Eligible Dependants shall enroll in all applicable parts of Medicare upon attaining age 65. Medicare will become the primary health insurance, and the Health Insurance Benefits will serve as supplemental coverage.

F.	ESOP. In the event Executive has an interest in Company’s Employee Stock Ownership Plan (“ESOP”), Executive’s interest is subject to the terms contained in the ESOP. Executive shall have the right to redeem all stock and receive prompt and full payment from the Company for the shares, pursuant to the terms of the ESOP.

G.	Bonus. Executive shall be entitled to a bonus pursuant to Company’s Executive Bonus Plan based on Company’s fiscal 2006 financial performance, as and when such payment shall have otherwise been payable, but in no event prior to March 15, 2007. Executive shall not be entitled to any bonus pursuant to Company’s Executive Bonus Plan based on Company’s performance in fiscal year 2007 or any subsequent year.

H.	Associate Discount. For the remainder of Executive’s life, Executive shall be entitled to participate in Company’s Associate Merchandise Discount Program, on such terms and to the extent such program continues to be made available to the Company’s senior executives.

I. Indemnification/D&O Coverage. Company shall indemnify and continue to provide Executive with directors’ and officers’ liability insurance coverage for events on or prior to Executive’s last day as an employee or director of the Company, on a basis no less favorable than that provided to any other senior executive officer of the Company.

Except as otherwise provided in this Agreement, all other Executive benefits shall cease as of the Retirement Date.

3. EXECUTIVE’S OBLIGATIONS.

A.	Waiver and General Release by Executive. In exchange for the benefits and payments to Executive described in this Agreement and to the extent permitted by law, Executive hereby waives and irrevocably and unconditionally releases, acquits, and fully and forever discharges Company, its related corporations and other businesses and each of their past, current and future agents, servants, officers, directors, stockholders, Executives, and attorneys and their respective successors and assigns (the “Released Parties”) from and against any and all claims, liabilities, debts, suits, demands, causes of action or controversies of any nature whatsoever, for all injuries, losses and damages (including, but not limited to, punitive damages) whether in law or in equity, contract or tort or whether judicial or administrative in nature, which arose prior to the time Executive signs this Agreement. This release covers claims, whether brought by or on behalf of Executive and whether asserted or unasserted, whether known or unknown or anticipated or unanticipated by Executive. Executive further covenants and agrees not to sue Company for any claims referred to in this paragraph. This release includes, but is not necessarily limited to:

1. Any and all liability of Company resulting from, arising out of, or connected with the employment relationship existing between Executive and Company or the termination of that relationship, including, but not necessarily limited to, any and all liability based on non-vested salary, vacation, or any other form of compensation or any and all liability related to the termination of the Employment Agreement.

2. To the extent any of the following statutes are applicable to

Company, any and all liability of Company based on rights or claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Rehabilitation Act of 1973, the Employee Retirement Income Security Act of 1974, the Fair Labor Standards Act, the National Labor Relations Act, the Labor Management Relations Act, the Federal Family and Medical Leave Act, the employment laws of the state in which Executive is employed by Company, and any other applicable federal, state, or local laws, regulations, and ordinances of any kind; and

3. Any and all liability of Company arising under any common law claims of wrongful discharge, breach of any express or implied contract, misrepresentation, defamation, interference with contract, intentional or negligent infliction of emotional distress, and any other tort and tort-type claims based on allegations of injury to Executive’s reputation and any other tort and tort-type personal injuries.

4. This release includes any and all matters in connection with or based wholly or partially upon, without limitation by enumeration, acts of age or other discrimination, libel, slander, interference with prospective business relationships, invasion of privacy, or failure to interview, hire or appoint, allegedly committed against Executive by Company, up to and including the date on which Executive signs this Agreement, whether such claims are known or unknown at the time Executive signs this Agreement.

This waiver, release and covenant not to sue does not apply to (i) any benefits under any Company retirement plan which vested as of the Retirement Date; (ii) any worker’s compensation claim Executive may have against Company; or (iii) any benefits to be provided under this Agreement. This release shall not relieve Executive from any obligations Executive may have now or may incur in the future on Executive’s Kohl’s retail charge account.

B.	Forfeiture of Litigation Benefits. Executive agrees to waive any monetary or other benefits which may be conferred on Executive in any litigation brought against Company or any of the Released Parties respecting any claims waived or released hereunder.

C.	Non-Disparagement. Executive agrees not to disparage the reputation of the Company or any of the Company’s former or current officers, directors or other Executives.

D.	Non-Competition. Executive agrees that, for a period of two (2) years following the Retirement Date (the “Restricted Period”), she shall not either directly or indirectly, whether as agent, stockholder (except as the holder of not more than five percent (5%) of the stock of a publicly held company, provided Executive does not participate in the business of such company or render advice or assistance to it), employee, officer, director, trustee, partner, consultant, proprietor or otherwise:

(1)	Engage in, render advice or assistance to, or in any way be connected with any Competitive Entity (as hereinafter defined) located in the Restricted Area (as hereinafter defined).

(2)	Except on behalf of the Company, entice or attempt to entice any of the suppliers or customers of the Company, so as to cause, or attempt to cause, any of said suppliers or customers not to do business with the Company or to reduce or adversely change the nature of the business done with the Company.

(3)	For purposes of this Section 3(E), the following definitions shall apply:

(a)	A “Competitive Entity” shall be defined as any business, person, firm, association, partnership, corporation or other entity which (x) is engaged directly or indirectly in the retail department store business or (y) which competes with the business of the Company as such business is conducted from time to time during the course of Executive’s employment.

(b)	The term “Restricted Area” shall be defined during Executive’s employment as fifty (50) miles from any store operated by the Company from time to time during the course of Executive’s employment, and after the termination of Executive’s employment it shall be defined as fifty (50) miles from any store operated by the Company during the one (1) year period prior to the Retirement Date.

4. ACCEPTANCE AND REVOCATION RIGHTS.

Company desires to ensure that Executive voluntarily agrees to the terms contained in this Agreement and does so only after Executive fully understands them. Accordingly, the following procedures shall apply:

A.	Executive agrees and acknowledges that Executive has read this Agreement, understands its contents, and may agree to the terms of this Agreement by signing and dating it and returning the signed and dated document, via mail, hand delivery, or overnight delivery, so that it is received by Telvin Jeffries, Executive Vice President, Human Resources, within 21 days from the date of Executive’s receipt;

B.	Executive agrees and acknowledges that Executive has been advised by Company to consult with an attorney prior to signing this Agreement;

C.	Executive understands that this agreement, at Paragraph 3, above, includes a final General Release, including a release of all claims under the Age Discrimination in Employment Act;

D.	Executive understands that Executive has seven (7) days after signing this Agreement to revoke her acceptance of it. This seven (7) day period is called the “Revocation Period”. Such revocation will not be effective unless written notice of the revocation is actually delivered via mail, hand delivery, or overnight delivery, to Telvin Jeffries on or before the end of the Revocation Period. If Executive gives timely notice of Executive’s intention to revoke Executive’s acceptance of the terms set forth in this Agreement, this Agreement shall become null and void, and all rights and claims of the parties which would have existed, but for the acceptance of this Agreement’s terms, shall be restored;

E.	This document will not be binding or enforceable unless Executive has signed and delivered it as provided herein, and has not chosen to exercise Executive’s revocation rights, as described herein; and

G.	An executed original of this Agreement shall be returned to Telvin Jeffries, Executive Vice President, Human Resources, Kohl’s Department Stores, Inc., N56 W17000 Ridgewood Drive, Menomonee Falls, Wisconsin 53051.

5. REPRESENTATIONS OF EXECUTIVE.

Executive represents and warrants to Company that:

A.	Execution Date. Executive has executed this Agreement on the date set forth opposite Executive’s name on the signature page hereof; and

B.	Voluntary and Knowing. This Agreement has been carefully read by Executive following consultation with her legal counsel, and its contents are known and understood by Executive. Executive has signed this Agreement freely and voluntarily and intends to be bound by it.

6. NON-ADMISSION.

Neither the negotiations concerning this Agreement, nor the actual provision of consideration set forth in this document, nor Company’s drafting or execution of this document shall be construed as an acknowledgment or admission by Company of any liability to Executive or any other individual or entity or of any wrongdoing under federal, state or local law.

7. CONFIDENTIALITY.

Executive agrees that she will neither disclose, divulge, or communicate to anyone, including co-workers or the media, nor use in any way any of the Company’s trade secrets, practices, confidential records, employee lists, or any other non-public information or knowledge pertaining to the business of Company obtained by him during her employment with Company.

8. ENTIRE AGREEMENT.

This Agreement constitutes the complete understanding between the parties concerning all matters affecting Executive’s employment with Company and the termination thereof and supersedes all prior agreements, understandings and practices concerning such matters, including, without limitation, any prior employment agreement Executive may have had with Company, the provisions of any Company personnel documents, handbooks or policies and any prior customs or practices of Company with respect to bonuses, severance pay, fringe benefits or otherwise.

9. NO PREVAILING PARTY DESIGNATION.

The parties agree that this Agreement shall not be construed to render Executive or Company a “prevailing party” within the meaning of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Fair Labor Standards Act, as amended, the laws of the State within which Executive resides or performs services for Company, Executive Retirement Income Security Act of 1974 (ERISA), as amended, or under any law, statute or ordinance allowing attorneys’ fees and/or costs to a party who “prevails” in any manner or sense, nor shall this Agreement be deemed to constitute a factor supporting an award of attorneys’ fees and/or costs under any law, statute or ordinance. Except as expressly provided herein, all parties are responsible for their own attorney’s fees in connection with the presentation and resolution of their disputes.

10. NO MODIFICATION.

No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer as may be specifically designated by Company.

11. FEES AND EXPENSES.

Each party hereto shall be solely responsible for its own legal, accounting and other professional fees and other expenses incurred in connection with the negotiation, preparation and exercising of this Agreement and the consummation of the transactions contemplated hereby.

12. GOVERNING LAW, SUCCESSORS AND ASSIGNS.

This Agreement shall be governed and construed in accordance with the laws of Wisconsin without reference to the rules of conflict of law and shall be binding upon the parties hereto and their respective successors and assigns. Any action brought hereunder shall be prosecuted in the United States District Court for the Eastern District of Wisconsin or the Circuit Court of Waukesha County, Wisconsin.

13. SEVERABILITY.

If any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, this Agreement shall be construed with the invalid or inoperative provisions deleted, and the rights and obligations of the parties shall be construed and enforced accordingly, provided that this provision shall not be construed to contemplate or permit restructuring of any restrictive covenant contained herein.

14. REMEDIES.

Executive expressly acknowledges and agrees that a violation of any of the covenants set forth in this Agreement will cause immediate and irreparable harm to the Company, and that if Executive shall engage in any acts in violation of this Agreement, Company shall be entitled, in addition to such other remedies and monetary damages as may be available to it, to an injunction prohibiting Executive from engaging in any such acts. Nothing in this paragraph shall be construed to prohibit Company from availing itself of any other remedy and the parties agree that all remedies available to Company are cumulative.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the last day, month and year below written.

KOHL’S DEPARTMENT STORES, INC.
KOHL’S CORPORATION

September 1, 2006	/s/ R. Lawrence Montgomery
Date	R. Lawrence Montgomery
Chairman of the Board
Chief Executive Officer

August 31, 2006	/s/ Arlene Meier
Date	Arlene Meier